Exhibit 99.1
Middleburg Financial Corporation Announces 2010 Second Quarter Earnings

Contact:	Gary R. Shook, President	540-687-4801 or
pres@middleburgbank.com

	Raj Mehra, EVP & CFO	540-687-4816 or
Cfo@midleburgbank.com

	Jeffrey H. Culver, EVP & COO	703-737-3470 or
coo@middleburgbank.com

MIDDLEBURG, VIRGINIA (July 30, 2010) – Middleburg Financial Corporation (the “Company”), (NASDAQ – MBRG), parent company of Middleburg Bank (the “Bank”), today reported its financial results for the second quarter of 2010.

Second Quarter 2010 Highlights:

•	Net income of $723,548 for the quarter;
•	Diluted earnings per share of $0.10 for the quarter;
•	Net interest margin of 3.67% for the quarter;
•	Total asset growth of $85.0 million or 8.7% for the six month period;
•	Total loans increased by $9.9 million or 1.6% for the six month period;
•	Total deposit growth of $53.4 million or 6.6% for six month period;
•	Provision for loan losses decreased 18.4% relative to the quarter ended June 30, 2009; and
•	Tier I capital ratio of 13.33%, leverage ratio of 10.58%

“Despite continued challenges in the economy, Middleburg Financial Corporation delivered net income of $723,548 in the second quarter of 2010” said Gary R. Shook, President and Chief Executive Officer. “The increase in non performing assets in the quarter was related to previously identified loans and was expected as we continue to work through the collection process for these loans.  Looking ahead, we foresee a continuation of problem loans throughout this year, which will continue to impact earnings” added Mr. Shook.

Net Interest Income and Net Interest Margin

Net interest income was $8.4 million during the three months ended June 30, 2010, a decrease of 14.9% relative to the quarter ended June 30, 2009. The average yield on earning assets was 5.22% for the quarter ended June 30, 2010 while the average cost of interest bearing liabilities was 1.82% for the same period representing a decrease of 124 basis points and 69 basis points, respectively, from the quarter ended June 30, 2009.  The net interest margin for the three months ended June 30, 2010 was 3.67% compared to 4.36% for the quarter ended June 30, 2009.

The Company’s net interest margin is not a measurement under accounting principles generally accepted in the United States, but it is a common measure used by the financial services industry to determine how profitably earning assets are funded. The Company’s net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets.  Tax equivalent net interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The tax rate utilized is 34%. Details on the calculation of the net interest margin are included in the “Key Statistics” table.

Asset Quality and Provision for Loan Losses

The provision for loan losses was $1.3 million for the quarter ended June 30, 2010, compared to $1.6 million for the quarter ended June 30, 2009, a decline of 18.4%.   The Company increased its allowance for loan losses (“ALLL”) $890,000 or 9.6% during the first six months of 2010. The ALLL at June 30, 2010 was $10.1 million representing 1.54% of total portfolio loans outstanding versus 1.43% of total portfolio loans at December 31, 2009. The pace of problem loans is as expected. The Company deemed it prudent to increase its ratio of allowance for loan losses to total loans as a result of continued economic uncertainty and an increase in nonperforming assets.

Non performing assets increased from $17.2 million or 1.8% of total assets at December 31, 2009 to $26.7 million or 2.5% of total assets as of June 30, 2010.  The increase was primarily due to an increase in delinquent loans over 90 days and non-accrual loans.  Given the continued economic uncertainties, it is possible that we could experience further increases in non performing assets.

Non-Interest Income

Non-interest income decreased by $72,000 or 1.2% to $6.1 million when comparing the quarter ended June 30, 2010 to the quarter ended June 30, 2009.  Increases in trust and investment advisory fees and gains on sales of mortgage loans were offset by net securities losses.  Trust and Investment advisory service fees earned by Middleburg Trust Company (“MTC”) and Middleburg Investment Advisors (“MIA”) increased $83,000 or 10.5% to $875,000 and gains on mortgage loan sales increased $466,000 or 13.8% to $3.8 million when comparing the quarter ended June 30, 2010 to the quarter ended June 30, 2009.  Additionally, fees related to mortgage loan sales increased $184,000 or 63% to $476,000 from the quarter ended June 30, 2009 to the quarter ended June 30, 2010.  Net securities losses were $134,000 during the quarter ended June 30, 2010 compared to net securities gains of $661,000 during the quarter ended June 30, 2009.  The net securities losses during the quarter ended June 30, 2010 included $97,000 of other than temporary impairment losses related to two securities previously identified as impaired under generally accepted accounting principles.  Southern Trust Mortgage, our majority owned subsidiary, originated $188.7 million in mortgage loans during the quarter ended June 30, 2010 compared to $316.9 million originated during the quarter ended June 30, 2009.  Mortgage loans originated for the six months ended June 30, 2010 was $337.7 million versus $587.7 million for the six months ended June 30, 2009.

The revenues and expenses of Southern Trust Mortgage for the three and six month periods ended June 30,  2010 are reflected in the Company’s financial statements on a consolidated basis following generally accepted accounting principles in the United States.  The outstanding equity interest not held by the Company is reported on the Company’s balance sheet as “Non-controlling interest in consolidated subsidiary” and the earnings or loss attributable to the non-controlling interest is reported on the Company’s income statement as “Net (income) / loss attributable to non-controlling interest.”

Trust and investment advisory fees are based primarily upon the market value of the accounts under administration/management.  Total consolidated assets under administration by MTC and MIA were at $1.1 billion at June 30, 2010, an increase of 8.9% relative to June 30, 2009.  The Bank holds a large portion of its investment portfolio in custody with MTC.  MTC’s assets under administration were $821.1 million at June 30, 2010 versus $661.3 million at June 30, 2009 representing an increase of 24.2%.  MIA’s assets under administration were $312.6 million at June 30, 2010 versus $379.6 million at June 30, 2009 representing a decrease of 17.7%.

Non-Interest Expense

Non-interest expense in the second quarter of 2010 decreased $753,000, down 5.8% relative to the quarter ended June 30, 2009.

Salaries and employee benefit expenses in the second quarter of 2010 decreased by $213,000 relative to the quarter ended June 30, 2009, primarily due to a decrease in mortgage loan originations and the related commission expense. Expenses and losses related to other real estate owned decreased $354,000 or 54.5% for the quarter ended June 30, 2010 compared to the same quarter in 2009.  Other operating expenses increased by $201,000 or 14.9% during the second quarter of 2010 relative to the second quarter of 2009 due to increases in various other expense categories.

Total Consolidated Assets

Total assets at June 30, 2010 were $1.1 billion, an increase of $85.0 million or 8.7% over December 31, 2009.

Total portfolio loans, net of allowance for loan losses, increased by $9.1 million, or 1.4% when comparing June 30, 2010 to December 31, 2009.  The investment portfolio was at $200.8 million at June 30, 2010, an increase of $28.1 million or 16.3% compared to December 31, 2009. Mortgages held for resale increased $17.4 million or 38.7% from December 31, 2009 to June 30, 2010. Cash and due from bank balances increased by $2.4 million or 13.1% from December 31, 2009 to June 30, 2010.

Deposits and Other Borrowings

Total deposits were at $859.1 million at June 30, 2010, up $53.4 million or 6.6% from December 31, 2009, primarily due to a continued increase in savings and non-interest bearing demand deposits. Time deposits, including brokered deposits increased $14.5 million or 4.8% from December 31, 2009 to June 30, 2010. Brokered deposits were $105.4 million at June 30, 2010, up $29.2 million or 38.3% from December 31, 2009. Long term borrowings from the FHLB were $52.9 million at June 30, 2010, up $17.9 million from December 31, 2009.  The increase in brokered deposits and borrowings was related to the funding of commercial loans and the purchase of investment securities.

Equity

Total shareholders’ equity at June 30, 2010 was $105.3 million, compared to shareholders’ equity of $103.4 million as of December 31, 2009. Retained earnings at June 30, 2010 were at $42.9 million compared to $42.7 million at December 31, 2009. The book value of the Company’s common stock at June 30, 2010 was $14.84 per share.   As of June 30, 2010, the Tier 1 risk-based capital ratio was 13.33%, the total risk-based capital ratio was 14.58% and the leverage ratio was 10.58%

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import.  Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For details on factors that could affect expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and other filings with the Securities and Exchange Commission.

About Middleburg Financial Corporation
Middleburg Financial Corporation is headquartered in Middleburg, Virginia and has two wholly owned subsidiaries, Middleburg Bank and Middleburg Investment Group, Inc. Middleburg Bank serves communities in Virginia with financial centers in Ashburn, Leesburg, Marshall, Middleburg, Purcellville, Reston, Warrenton and Williamsburg. Middleburg Investment Group owns Middleburg Trust Company and Middleburg Investment Advisors, Inc. Middleburg Trust Company is headquartered in Richmond, Virginia with offices in Williamsburg and Middleburg. Middleburg Investment Advisors, Inc. is an SEC registered investment advisor located in Alexandria, Virginia.  Middleburg Financial Corporation is also the majority owner of Southern Trust Mortgage, which is based in Virginia Beach and provides mortgages through 17 offices in 11 states.

Middeburg Financial Corporation and Subsidiaries
Consolidated Statements of Income
(In Thousands, Except Per Share Data)
	Unaudited		Unaudited
	For the Six Months		For the Three Months
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009
Interest and Dividend Income
Interest and fees on loans	$20,829	$25,820	$10,384	$12,870
Interest on securities available for sale
Taxable	2,028	2,463	1,090	1,202
Exempt from federal income taxes	1,293	1,474	600	746
Dividends	43	36	22	18
Interest on federal funds sold and other	63	58	28	24
Total interest and dividend income	$24,256	$29,851	$12,124	$14,860
Interest Expense
Interest on deposits	$6,251	$8,115	$3,077	$3,959
Interest on securities sold under agreements to repurchase	80	25	60	3
Interest on short-term borrowings	111	467	67	191
Interest on long-term debt	926	1,650	488	797
Total interest expense	$7,368	$10,257	$3,692	$4,950
Net interest income	$16,888	$19,594	$8,432	$9,910
Provision for loan losses	2,220	2,620	1,291	1,583
Net interest income after provision
for loan losses	$14,668	$16,974	$7,141	$8,327
Other Income
Trust and investment advisory fee income	$1,690	$1,589	$875	$792
Service charges on deposit accounts	909	945	468	490
Net gains (losses) on securities available for sale	469	1,070	(37)	661
Total other-than-temporary impairment loss on securities	(248)	(179)	(97)	-
Commissions on investment sales	311	257	167	172
Bank owned life insurance	255	257	130	130
Gain on loans held for sale	6,474	6,170	3,844	3,378
Fees on loans held for sale	834	527	476	292
Other service charges, commissions and fees	256	297	143	158
Other operating income	179	183	88	56
Total other income	$11,129	$11,116	$6,057	$6,129
Other Expense
Salaries and employee benefits	$14,381	$14,930	$7,457	$7,670
Net occupancy expense of premises	3,094	2,950	1,490	1,565
Other taxes	397	290	201	145
Advertising	428	365	248	216
Computer operations	668	661	340	360
Other real estate owned	505	1,460	295	649
Audits and examinations	277	310	162	108
Legal fees	306	299	167	176
FDIC insurance	1,153	1,057	352	777
Other operating expenses	3,000	2,529	1,554	1,353
Total other expense	$24,209	$24,851	$12,266	$13,019

Income before income taxes	$1,588	$3,239	$932	$1,437
Income tax expense	162	161	75	21
Net income	$1,426	$3,078	$857	$1,416
Less: Net (income) / loss attributable to non-controlling interest	112	(1,281)	(133)	(603)
Net income attributable to Middleburg Financial Corporation	$1,538	$1,797	$724	$813
Amortization of discount on preferred stock	-	32	-	19
Dividend on preferred stock	-	464	-	278
Net income available to common shareholders	$1,538	$1,301	$724	$516

Net income per common share, basic	$0.22	$0.28	$0.10	$0.11
Net income per common share, diluted	$0.22	$0.28	0.10	$0.11
Dividends per share	$0.20	$0.38	0.10	$0.19

Middleburg Financial Corporation
Consolidated Balance Sheets
(In Thousands, Except for Share Data)

	(Unaudited)
	June 30,	December 31,
	2010	2009
Assets:
Cash and due from banks	$20,776	$18,365
Interest-bearing deposits in banks	50,448	24,845
Securities available for sale	200,786	172,699
Loans held for sale	62,442	45,010
Restricted securities, at cost	6,225	6,225
Loans, net of allowance for loan losses of $10,075 in 2010
and $9,185 in 2009	644,181	635,094
Premises and equipment, net	23,264	23,506
Goodwill and identfied intangibles	6,446	6,531
Other real estate owned, net of valuation allowance of
$873 in 2010 and $1,121 in 2009.	8,257	6,511
Prepaid federal deposit insurance	5,837	6,923
Accrued interest receivable and other assets	32,690	30,665

Total assets	$1,061,352	$976,374

Liabilities and Shareholders' Equity:
Liabilities:
Deposits:
Non-interest bearing demand deposits	$121,504	$106,459
Savings and interest-bearing demand deposits	421,584	397,720
Time deposits	315,967	301,469
Total deposits	$859,055	$805,648

Securities sold under agreements to repurchase	23,213	17,199
Short-term borrowings	8,851	3,538
Long-term debt	52,912	35,000
Subordinated notes	5,155	5,155
Accrued interest and other liabilities	6,874	6,475
Commitments and contingent liabilities	-	-
Total liabilities	$956,060	$873,015

Shareholders' Equity:
Common stock, par value $2.50 share, authorized 20,000,000 shares issued and outstanding at June 30, 2010 - 6,914,687 shares
issued and outstanding at December 31, 2009 - 6,909,293 shares	$17,286	$17,273
Capital surplus	42,883	42,807
Retained earnings	42,859	42,706
Accumulated other comprehensive (loss), net	(434)	(2,474)
Total Middleburg Financial Corporation shareholders'equity	$102,594	$100,312

Non-controlling interest in consolidated subsidiary	2,698	3,047
Total shareholders' equity	$105,292	$103,359

Total liabilities and shareholders' equity	$1,061,352	$976,374

MIDDLEBURG FINANCIAL CORPORATION
KEY STATISTICS
(Unaudited Dollars in Thousands except per share data)
	For the Three Months Ended
	June 30 2010	Mar 31, 2010	Dec 31, 2009	Sep 30, 2009

Net Income (dollars in thousands)	$724	$814	$1,114	$610
Earnings per share, basic	$0.10	$0.12	$0.07	$0.05
Earnings per share, diluted	$0.10	$0.12	$0.07	$0.05
Dividend per share	$0.10	$0.10	$0.10	$0.10

Return on average total assets	0.28%	0.33%	0.35%	0.29%
Return on average total equity	2.85%	3.25%	2.82%	2.51%
Dividend payout ratio	100.00%	84.90%	142.86%	200.00%
Non-Interest income as a percent of total revenue	34.05%	28.00%	29.37%	23.60%

Net interest margin (1)	3.67%	3.94%	3.83%	4.13%
Yield on average earning assets	5.22%	5.58%	5.61%	6.08%
Yield on average interest-bearing liabilities	1.82%	1.93%	2.16%	2.35%
Net interest spread	3.40%	3.65%	3.45%	3.73%

Non-interest income to average assets (3)	2.39%	1.93%	2.10%	1.71%
Non-interest expense to average assets (3)	4.73%	4.90%	4.74%	4.71%

Efficiency ratio (2)	81.78%	87.85%	83.48%	84.26%

(1)
The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets.  Tax equivalent net interest income is calculated by grossing up interest income for the amounts that are non taxable (i.e., municipal income) then subtracting interest expense. The tax rate utilized is 34%. The Company’s net interest margin is a common measure used by the financial service industry to determine how profitably earning assets are funded.  Because the Company earns a fair amount of non taxable interest income due to the mix of securities in its investment security portfolio, net interest income for the ratio is calculated on a tax equivalent basis as described above.

(2)
The efficiency ratio is not a measurement under accounting principles generally accepted in the United States.  It is calculated by dividing non interest expense by the sum of tax equivalent net interest income and non interest income excluding gains and losses on the investment portfolio.  The tax rate utilized is 34%. The Company calculates this ratio in order to evaluate its overhead structure or how effectively it is operating.  An increase in the ratio from period to period indicates the Company is losing a larger percentage of its income to expenses.

(3)	Ratios are computed by dividing annualized income and expense amounts by quarterly average assets.

MIDDLEBURG FINANCIAL CORPORATION
SELECTED FINANCIAL DATA BY QUARTER
(Unaudited. Dollars in thousands except per share data)	2Q10	1Q10	4Q09	3Q09
BALANCE SHEET RATIOS
Net loans to deposits	74.99%	78.32%	78.83%	81.67%
Average interest-earning assets to
average-interest bearing liabilities	117.69%	117.51%	121.36%	120.32%
PER SHARE DATA(1)
Dividends	$0.10	$0.10	$0.10	$0.10
Book value	$14.84	$14.65	$14.52	$14.61
Tangible book value	$13.91	$13.71	$13.57	$13.65
SHARE PRICE DATA
Closing price	$13.91	$15.06	$14.59	$13.05
Diluted earnings multiple(1)	34.78	31.38	52.11	65.25
Book value multiple(2)	0.94	1.03	1.00	0.89
COMMON STOCK DATA
Outstanding shares at end of period	6,914,687	6,909,293	6,909,293	6,901,843
Weighted average shares O/S Basic - QTD	6,911,744	6,909,293	5,635,687	5,208,624
Weighted average shares O/S, diluted - QTD	6,924,338	6,912,173	6,906,429	6,267,267
CAPITAL RATIOS(1)
Capital to Assets - Common shareholders	9.67%	9.94%	10.27%	12.27%
Total risk based capital ratio	14.58%	15.02%	15.06%	18.22%
Tier 1 risk based capital ratio	13.33%	13.77%	13.86%	16.97%
Leverage ratio	10.58%	10.71%	10.40%	12.50%
CREDIT QUALITY
Net charge-offs to average loans	0.15%	0.04%	0.18%	0.17%
Total non-performing loans to total loans	2.81%	2.00%	1.48%	1.57%
Total non-performing assets to total assets	2.51%	1.88%	1.64%	1.88%
Non-accrual loans to:
total loans	1.87%	1.46%	1.34%	1.38%
total assets	1.15%	0.94%	0.88%	0.90%
Allowance for loan losses to:
total loans	1.54%	1.50%	1.43%	1.41%
non-performing assets	37.80%	51.43%	53.00%	49.21%
non-accrual loans	82.51%	102.67%	104.11%	102.43%
NON-PERFORMING ASSETS:
Loans delinquent over 90 days	$6,188	$3,544	$908	$1,206
Non-accrual loans	12,211	9,613	8,608	9,008
Other real estate owned and repossessed assets	8,257	6,034	6,511	8,537
Total non-performing assets	$26,656	$19,191	$16,027	$18,751
NET LOAN CHARGE-OFFS:
Loans charged off	$1,142	$291	$1,280	$1,216
(Recoveries)	(56)	(47)	(48)	(49)
Net charge-offs	$1,086	$244	$1,232	$1,167
PROVISION FOR LOAN LOSSES	$1,291	$929	$967	$964
ALLOWANCE FOR LOAN LOSS SUMMARY
Balance at the beginning of period	$9,870	$9,185	$9,227	$9,430
Provision	1,291	929	967	964
Net charge-offs / (recoveries)	1,086	244	1,009	1,167
Balance at the end of period	$10,075	$9,870	$9,185	$9,227

(1)
The diluted earnings multiple is calculated by dividing the period’s closing market price per share by the annualized diluted earnings per share for the period.  The diluted earnings multiple is a measure of how much an investor may be willing to pay for $1.00 of the Company’s earnings.

(2)
The book value multiple (or price to book ratio) is calculated by dividing the period’s closing market price per share by the period’s book value per share.  The book value multiple is a measure used to compare the Company’s market value per share to its book value per share.

	Middleburg Financial Corporation
	Average Balances, Income and Expenses, Yields and Rates
	Three Months Ended June 30,
		2010			2009
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate (2)	Balance	Expense	Rate (2)
	(Dollars in thousands)
Assets :
Securities:
Taxable	$142,279	$1,112	3.13%	$100,118	$1,221	4.89%
Tax-exempt (1)	56,248	909	6.48%	65,100	1,131	6.97%
Total securities	$198,527	$2,021	4.08%	$165,218	$2,352	5.71%
Loans
Taxable	$709,042	$10,383	5.87%	$727,690	$12,870	7.34%
Tax-exempt (1)	-	-	-	1	-	0.00%
Total loans	$709,042	$10,383	5.87%	$727,691	$12,870	7.34%
Federal funds sold	-	-	-	31,720	14	0.18%
Interest on money market investments	-	-	-	-	-	-
Interest bearing deposits in
other financial institutions	47,566	28	0.24%	21,876	9	0.17%
Total earning assets	$955,135	$12,432	5.22%	$946,505	$15,245	6.79%
Less: allowances for credit losses	(9,956)			(8,499)
Total nonearning assets	92,346			81,352
Total assets	$1,037,525			$1,019,358

Liabilities:
Interest-bearing deposits:
Checking	$286,485	$579	0.81%	$247,303	$783	1.27%
Regular savings	77,173	188	0.98%	54,980	176	1.28%
Money market savings	51,683	107	0.83%	39,190	103	1.05%
Time deposits:
$100,000 and over	158,698	1,141	2.88%	132,288	1,046	3.17%
Under $100,000	151,141	1,062	2.82%	200,553	1,851	3.70%
Total interest-bearing deposits	$725,180	$3,077	1.70%	$674,314	$3,959	2.35%

Short-term borrowings	6,030	67	4.46%	21,003	191	3.65%
Securities sold under agreements
to repurchase	24,977	60	0.98%	20,559	3	0.06%
Long-term debt	55,375	488	3.53%	79,155	797	4.04%
Federal funds purchased	35	-	0.00%	-	-	-
Total interest-bearing liabilities	$811,597	$3,692	1.82%	$795,031	$4,950	2.50%
Non-interest bearing liabilities
Demand deposits	114,953			110,153
Other liabilities	6,328			10,828
Total liabilities	$932,878			$916,012
Non-controlling interest	2,671			2,851
Shareholders' equity	101,976			100,495
Total liabilities and shareholders'
equity	$1,037,525			$1,019,358

Net interest income		$8,740			$10,295

Interest rate spread			3.40%			3.96%
Interest expense as a percent of
average earning assets			1.55%			2.10%
Net interest margin			3.67%			4.36%

(1) Income and yields are reported on tax equivalent basis assuming a federal tax rate of 34%.
(2) Income and yields include dividends on preferred bonds which are 70% excludable for tax purposes.
(2) All yields and rates have been annualized on a 365 day year.